Exhibit 99.2

News Release			3D Systems Corporation 26081 Avenue Hall Valencia CA 91355 Phone: 661-295-5600 www.3dsystems.com NASDAQ: TDSC

Investor Contact:	Fred Jones	Media Contact:	Katharina Hayes
	661-295-5600 Ext 2142		661-295-5600 Ext 2580
	Email: JonesF@3dsystems.com		Email: HayesK@3dsystems.com

3D Systems Announces Lease Signing to Bring State-of-the-Art Facility to Rock Hill, South Carolina

- 15-year lease furthers 3D Systems’ effort to consolidate key corporate functions -

VALENCIA, California, February 9, 2006 - 3D Systems Corporation (Nasdaq: TDSC), a leading provider of rapid 3-D printing, prototyping and manufacturing solutions, announced today that it has entered into a Lease with KDC-Carolina Investments 3, LP pursuant to which KDC will construct and lease to the Company an approximately 80,000 square foot building to be constructed in Rock Hill, South Carolina in connection with the previously announced relocation of the Company’s headquarters from Valencia, California, and the transfer of certain operations of its Grand Junction, Colorado facility, to Rock Hill.

“Bringing our Valencia and Grand Junction teams together under one roof creates a unique opportunity for us to achieve a new level of performance and teamwork…..the kind of effectives and connectivity not possible in our current environment,” said Abe Reichental, 3D Systems’ president and CEO.  “Our goal is to design and build an inviting, open, modern state-of-the-art facility, the kind of workplace that will be conducive to creativity, innovation, communication and teamwork.  We envision an environment that will both promote interaction among our 3D Systems’ team members and showcase our technology to customers and visitors.”

- more -

Under the terms of this Lease, KDC will construct this building and lease it to 3D Systems for an initial 15-year term once the building is completed.  3D Systems expects the building to be completed in August and to move into it by September 30.

After its initial term, the Lease provides 3D Systems with the option to renew the Lease for two additional five-year terms as well as the right to cause KDC, subject to certain terms and conditions, to expand the leased premises during the term of the Lease, in which case the term of the Lease would be extended.

The Lease is a triple net lease and provides for the payment of base rent of approximately $530,000 in its first year, $705,000 in each of years two through five, $750,000 in each of years six through ten and $795,000 in each of years eleven through fifteen.  Under the terms of the Lease, 3D Systems will be obligated to pay all taxes, insurance, utilities and other operating costs with respect to the leased premises.

The Lease also grants 3D Systems the right to purchase the leased premises and the right to purchase undeveloped land surrounding the leased premises, each at certain times and on terms and conditions described more particularly in the Lease.

3D Systems previously announced last November that it had chosen Rock Hill as the site of its new global headquarters based on the proximity to customers and suppliers and the favorable business climate, significant investment and tax benefits and sustained lower cost of doing business that South Carolina provides.  The area also provides the opportunity to attract and retain top talent.

The 80,000 square foot state-of-the-art building will be located 25 miles south of Charlotte and will bring together corporate headquarters, principal R&D activities and all key support functions into one facility.

“We are very excited to move closer towards the achievement of our goal of a creative, high-tech, high-touch, customer friendly community that represents 3D Systems and reflects our culture, identity, and values,” continued Reichental, “…one that will continue to grow and move forward, while creating a healthy and engaging environment for all of us to work in and our customers to benefit from…one we will be proud to call our future home.”

About 3D Systems Corporation

3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions.  Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input.  These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.

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